Exhibit d(10)

Waiver and Consent

The undersigned Person set forth on Schedule A hereto (the “Stockholder”) is the beneficial owner of the number of shares of the common stock of Anebulo Pharmaceuticals, Inc., a Delaware corporation (the “Company”) set forth opposite the Stockholder’s name on Schedule A (all such shares set forth on Schedule A being referred to herein as the “Subject Shares”).

WHEREAS, the Company has approved, as part of a going private transaction (“Going Private Transaction”), a reverse stock split at a ratio of not less than 1-for-2,500 and not greater than 1-for-7,500, with the exact ratio to be set within the Range at the discretion of the Board;

WHEREAS, the Company is seeking the Stockholder’s consent to the Company’s plan to effect the Going Private Transaction and waiver of various covenants contained in that certain Securities Purchase Agreement, dated December 22, 2024, by and between the Company and the Stockholder (the “Purchase Agreement”).

NOW THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed as follows:

The Stockholder hereby consents to the Company’s plan to effect the Going Private Transaction and in connection therewith hereby waives the Company’s compliance with the provisions of Section 4.2, entitled “Furnishing of Information”, Section 4.7, entitled “Use of Proceeds”, Section 4.10, “Listing of Common Stock” and Section 4.17 “Registration Statement”, as set forth in the Purchase Agreement. For the avoidance of doubt, the Company shall have no further obligation to file any reports under the Exchange Act pursuant to Section 4.2 of the Purchase Agreement even if the Company is not then subject to the reporting requirements of the Exchange Act. In addition, the Stockholder waives any further covenants that would be triggered by the Going Private Transaction.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed as of the date first written above.

STOCKHOLDER

(Print Name of Stockholder)

(Signature)

(Name and Title of Signatory, if Signing on Behalf of an Entity)

[Signature Page to Support Agreement – Anebulo Pharmaceuticals, Inc.]

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SCHEDULE A

Stockholder	Shares of Common Stock Beneficially Owned